EXHIBIT 10.10

FIRST AMENDMENT TO AND COMPLETE RESTATEMENT 0F
SPLIT-DOLLAR AGREEMENTS AND RELATED INSURANCE AGREEMENTS
DATED APRIL 7, 1995 AS AMENDED BY COMPLETE RESTATEMENT
THEREOF DATED OCTOBER 30, 1998

WHEREAS, TALX CORPORATION, a corporation with its offices and place of business in the State of Missouri (hereinafter referred to as “TALX”), WILLIAM W. CANFIELD, an individual residing in the State of Missouri (hereinafter referred to as the “Employee”), and THOMAS M. CANFIELD and JAMES W. CANFIELD, Trustees of the Canfield Family Irrevocable Insurance Trust U/A March 31, 1993 (hereinafter referred to collectively as the “Owner”) entered into agreements effective as of April 7, 1995, as amended by subsequent amendments thereof, and by complete restatement thereof dated October 30, 1998;

WHEREAS, the parties wish to completely restate the Agreement as it applies to policies of life insurance (hereinafter referred to as the “Policy” or “Policies” as applicable) insuring the life of the Employee, and, as to certain Policies, insuring the lives of the Employee and his wife, SALLY M. CANFIELD (Employee and his wife hereinafter referred to as an “Insured” or as the “Insureds” as applicable), in order to incorporate an additional Policy, effective as of January 1, 1999; such Policy is more fully described in Exhibit A attached hereto and by this reference made a part hereof:

Policy # G1602171, issued by AETNA LIFE INSURANCE AND ANNUITY COMPANY; and

WHEREAS, TALX wishes to have Policy # G1602171 collaterally assigned to it by the Owner, in order to secure the repayment of the amounts which it will pay toward the premiums on the Policies; and

NOW, THEREFORE, in consideration of the premises and of the mutual promises contained herein, the parties hereto agree as follows:

1.     ISSUANCE OF POLICIES. The Policies have heretofore been issued; the parties hereto agree that they have taken all necessary action to cause the Policies to conform to the provisions of this Agreement. The parties hereto agree that the Policies shall be subject to the terms and conditions of this Agreement and of the collateral assignments where applicable, filed with the Insurer relating to the Policies.

2.     OWNERSHIP OF POLICIES.

a.     The Owner shall be the sole and absolute owner of the Policies, and may exercise all ownership rights granted to the owner thereof by the terms of the Policies, including but not limited to the right to change the investment options of the Policies, except as may otherwise be provided herein.

b.     It is the intention of the parties to this Agreement and the collateral assignments executed by the Owner to TALX in connection herewith that the Owner shall retain all rights which the Policies grant to the owner thereof; the sole right of TALX hereunder shall be to be repaid the amounts which it has paid toward the premiums on the Policies. Specifically, but without limitation, TALX shall neither have nor exercise any right as collateral assignee of the Policies which could in any way defeat or impair the Owner’s right to receive the cash surrender value or the death proceeds of the Policies in excess of the amount due TALX hereunder. All provisions of this Agreement and of such collateral assignment shall be construed so as to carry out such intention. Any dividend declared on the Policy shall be applied to purchase paid-up additional insurance on the lives of the Insureds. The parties hereto agree that the dividend election provisions of the policies shall conform to the provisions hereof.

3.     PAYMENT OF PREMIUMS.

a.     Thirty (30) days prior to the due date of each Policy premium, TALX shall notify the Employee and the Owner of the exact amount due from the Employee hereunder, as follows:

POLICY #G1493316:	TALX shall pay the full amount of premium on this policy on the joint lives of the Employee and his wife.

POLICY #G1602171:	TALX shall pay the full amount of premium on this policy on the joint lives of the Employee and his wife.

POLICY #W4311947:	TALX will pay the full amount of premium on this policy on Employee’s life; however, one-third of that amount shall be deemed to be contributed by Employee, and included in his compensation each year.

POLICY #R2639245:	TALX will pay one-half (l\2) of the premium on this policy on Employee’s life. The Employee will pay the other half of each premium on this policy.

Either the Employee or the Owner, on behalf of the Employee, shall pay the Employee’s share of any required contribution to TALX prior to the premium due date. If neither the Employee nor the Owner makes such timely payment, TALX, in its sole discretion, may elect to make the Employee’s portion of the premium payment, which payment shall be recovered by TALX as provided herein.

b.     On or before the due date of each Policy premium, or within the grace period provided therein, TALX shall pay the full amount of the premium to the Insurer, and shall, upon request, promptly furnish the Employee evidence of the timely payment of such premium. Subject to the contribution provided in paragraph a hereof, TALX shall make all premium payments due with respect to the Policies while this Agreement is in force. TALX shall annually furnish the Employee a statement of the amount of income reportable by the Employee for federal and state income tax purposes, if any, as a result of the insurance protection provided the Owner as the Policy beneficiary.

4.     RESTRICTED COLLATERAL ASSIGNMENT. To secure the repayment to TALX of the amount of the premiums on each Policy paid by it hereunder, the Owner has previously assigned, or will, contemporaneously herewith, assign the Policies to TALX as collateral, which restricted collateral assignments specifically provide that the sole right of TALX thereunder is to be repaid the amounts it has paid toward premiums on the Policies hereunder. Such repayment shall be made from the cash surrender value of the Policies (as defined therein) if this Agreement is terminated or if the Owner surrenders or cancels the Policies, or from the death proceeds of the policies if the survivor of the Insureds dies while the Policies and this Agreement remain in force. In no event shall TALX have any right to borrow against or make withdrawals from the Policies, to surrender or cancel the policies, nor to take any other action which would impair or defeat the rights of the Owner in and to the Policies. The restricted collateral assignment of each Policy to

TALX hereunder shall not be terminated, altered or amended by the Owner while this Agreement is in effect; TALX shall not assign its interest under the restricted collateral assignment of the Policies to anyone other than the Owner or the Owner’s nominee(s). The parties hereto agree to take all action necessary to cause such restricted collateral assignment to conform to the provisions of this agreement.

5.     LIMITATIONS ON OWNER’S RIGHTS IN POLICY.

a.     The Owner shall take no action with respect to the policies which would in any way compromise or jeopardize TALX’s right to be repaid the amounts it has paid toward premiums on the Policies while this Agreement is in effect.

b.     The Owner shall have the sole right to surrender or cancel the Policies, and to receive the full cash surrender value of the Policies directly from the Insurer. Upon the surrender or cancellation of either or both Policies, TALX shall have the unqualified right to receive a portion of the cash surrender value equal to the total amount of the premiums paid by it hereunder. Immediately upon receipt of the cash value of the Policies from the Insurer, the Owner shall pay to TALX the portion of such cash value to which it is entitled hereunder and shall retain the balance, if any; upon such receipt and payment, this Agreement shall thereupon terminate.

6.     COLLECTION OF DEATH PROCEEDS.

a.     Upon the death of the survivor of the Insureds, TALX and the Owner shall cooperate to take whatever action is necessary to collect the death benefit provided under the Policies; when such benefit has been collected and paid as provided herein, this Agreement shall thereupon terminate.

b.     Upon the death of the Employee or, in the case of any policy insuring the lives of both Employee and his wife, upon the survivor’s death, TALX shall have the unqualified right to receive a portion of such death benefit equal to the following amounts:

POLICY #G1493316:	TALX will be reimbursed for the full amount of premiums paid by it on this policy on the joint lives of the Employee and his wife.

POLICY #G1602171:	TALX will be reimbursed for the full amount of premiums paid by it on this policy on the joint lives of the Employee and his wife.

POLICY #W4311947:	TALX will receive the full amount of the death benefit on this policy on the Employee’s life, over the sum of One Million Dollars ($1,000,000).

POLICY #R2639245:	TALX will be reimbursed for the full amount of premiums paid by it on this policy on Employee’s life.

The balance of the death benefit provided under the Policies, if any, shall be paid directly to the Owner in the manner and in the amount or amounts provided in the beneficiary designation provision of the Policies. In no event shall the amount payable to TALX hereunder exceed the Policy proceeds payable as a result of the maturity of such Policy as a death claim. No amount shall be paid from such death benefit to the Owner until the full amount due TALX hereunder has been paid. The parties hereto agree that the beneficiary designation provision of the policies shall conform to the provisions hereof.

c.     Notwithstanding any provision hereof to the contrary, in the event that, for any reason whatsoever, no death benefit is payable under the Policies upon the death of the survivor of the Insureds and in lieu thereof the Insurer refunds all or any part of the premiums paid for the Policies, TALX and the Owner shall have the unqualified right to share such premiums based on their respective cumulative contributions thereto.

7.     TERMINATION OF THE AGREEMENT DURING THE LIFETIME OF THE INSUREDS.

a.     This Agreement shall terminate, while either of the Insureds is alive, without notice, upon the occurrence of any of the following events: (a) total cessation of TALX’s business; (b) bankruptcy, receivership or dissolution of TALX; (c) termination of the Employee’s employment by TALX, for any reason other than her death or disability, or (d) failure of both the Employee and the Owner to timely pay to TALX the Employee’s portion of the premiums, if any, due hereunder, unless TALX elects to make such payment on behalf of the Employee, as provided herein.

b.     In addition, the Owner may terminate this Agreement, while either of the Insureds is alive and while no premium under the Policies is overdue, by written notice to the other parties hereto. Such termination shall be effective as of the date of such notice.

8.     DISPOSITION OF THE POLICIES ON TERMINATION OF THE AGREEMENT DURING THE LIFETIME OF THE INSUREDS.

a.     For sixty (60) days after the date of the termination of this Agreement during the lifetime of the Insureds, the Owner shall have the option of obtaining the release of the collateral assignment of either or any policy hereunder to TALX. To obtain such release, the Owner shall repay to TALX the total amount of the premium payments made by TALX as to that Policy or Policies. Upon the receipt of such amount, TALX shall release the collateral assignment of such Policy or Policies, by the execution and delivery of an appropriate instrument of release.

b.     If the Owner fails to exercise such option within such sixty (60) day period, then, at the request of TALX, the Owner shall execute any document or documents required by the Insurer to transfer the interest of the Owner in the Policies to TALX. Alternatively, TALX may enforce its right to be repaid the amount due it hereunder from the cash surrender value of the Policies under the collateral assignment of the Policies; provided that in the event the cash surrender value of the Policies exceeds the amount due TALX, such excess shall be paid to the Owner. Thereafter, neither the Owner nor the Owner’s successors, assigns or beneficiaries shall have any further interest in and to the Policy or Policies, either under the terms thereof or under this Agreement.

9.     INSURER NOT A PARTY. Each Insurer shall be fully discharged from its obligations under its Policy by payment of the Policy death benefit to the beneficiary or beneficiaries named in the Policy, subject to the terms and conditions of the Policy. In no event shall either Insurer be considered a party to this Agreement, or any modification or amendment hereof. No provision of this Agreement, nor of any modification or amendment hereof, shall in any way be construed as enlarging, changing, varying, or in any other way affecting the obligations of the Insurer as expressly provided in the Policy, except insofar as the provisions hereof are made a part of the Policy by the collateral assignment executed by the Owner and filed with the Insurer in connection herewith.

10.   NAMED FIDUCIARY, DETERMINATION OF BENEFITS, CLAIMS PROCEDURE AND ADMINISTRATION.

a.     TALX is hereby designated as the named fiduciary under this Agreement. The named fiduciary shall have authority to control and manage the operation and administration of this Agreement, and it shall be responsible for establishing and carrying out a funding policy and method consistent with the objectives of this Agreement.

b.     (1) Claim. A person who believes that he or she is being denied a benefit to which he or she is entitled under this Agreement (hereinafter referred to as a “Claimant”) may file a written request for such benefit with TALX, setting forth his or her claim. The request must be addressed to the President of TALX at its then principal place of business.

(2) Claim Decision. Upon receipt of a claim, TALX shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. TALX may, however, extend the reply period for an additional ninety (90) days for reasonable cause.

If the claim is denied in whole or in part, TALX shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth: (a) the specific reason or reasons for such denial; (b) the specific reference to pertinent provisions of this Agreement on which such denial is based; (c) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; (d) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (e) the time limits for requesting a review under subsection (3) and for review under subsection (4) hereof.

(3) Request for Review.  With sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Secretary of TALX review the determination of TALX. Such request must be addressed to the Secretary of TALX, at its then principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by TALX. If the Claimant does not request a review of TALX’s determination by the Secretary of TALX within such sixty (60) day period, he shall be barred and estopped from challenging TALX’s determination.

(4) Review of Decision.  Within sixty (60) days after the Secretary’s receipt of a request for review, he or she will review TALX’s determination. After considering all materials presented by the Claimant, the Secretary will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Agreement on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Secretary will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

11.   AMENDMENT. This Agreement may not be amended, altered or modified, except by a written instrument signed by the parties hereto, or their respective successors or assigns, and may not be otherwise terminated except as provided herein.

12.   BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of TALX and its successors and assigns, and the Employee, the Owner, and their respective successors, assigns, heirs, executors, administrators and beneficiaries.

13.   NOTICE. Any notice, consent or demand required or permitted to be given under the provisions of this Agreement shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party’s last known address as shown on the records of TALX. The date of such mailing shall be deemed the date of notice, consent or demand.

14.   GOVERNING LAW. This Agreement, and the rights of the parties hereunder, shall be governed by and construed in accordance with the laws of the State Of Missouri.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, in triplicate, on the 31st day of March, 1999.

TALX CORPORATION

	By	/s/ MICHAEL E. SMITH
Vice President

ATTEST:

/s/ CRAIG N. COHEN
Secretary

/s/ WILLIAM W. CANFIELD
WILLIAM W. CANFIELD

“Employee”

THE CANFIELD FAMILY
IRREVOCABLE INSURANCE TRUST U/A
DATED MARCH 31, 1993

By:	/s/ THOMAS M. CANFIELD
THOMAS M. CANFIELD

By:	/s/ JAMES W. CANFIELD
JAMES W. CANFIELD

“Owner”

EXHIBIT A

The following life insurance policies, issued by Aetna Life Insurance and Annuity Company are subject to the attached Split-Dollar Agreement:

Insured:	WILLIAM W. CANFIELD AND SALLY M. CANFIELD
Policy Number:	G1493316
Face Amount:	$1,500,000
Date of Issue:	11/01/92

Insured:	WILLIAM W. CANFIELD AND SALLY M. CANFIELD
Policy Number:	#G1602171
Face Amount:	$2,500,000
Date of Issue:	04/01/96

Insured:	WILLIAM W. CANFIELD
Policy Number:	#R2639245
Face Amount:	$500,000
Date of Issue:	12/01/94

Insured:	WILLIAM W. CANFIELD
Policy Number:	#W4311947
Face Amount:	$3,000,000
Date of Issue:	2/01/96